Exhibit 18

Letter from Independent Accountant Regarding Change in Accounting Principles

November 10, 2006

HSBC USA Inc.
452 Fifth Avenue
New York, NY 10018

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of HSBC USA Inc. (the “Company”) for the three months ended September 30, 2006, and have read the Company’s statements contained in Note 7 to the condensed consolidated financial statements included therein. As stated in Note 7, the Company changed its method of applying an accounting principle for the annual goodwill impairment test date by changing the impairment test date from the second fiscal quarter to the third fiscal quarter, and states that the newly adopted method of applying an accounting principle is preferable in the circumstances because the date for the annual goodwill impairment test will be consistent with the impairment test date used by the Company’s ultimate Parent, HSBC Holdings plc, and other subsidiaries. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2005, nor have we audited the information set forth in the aforementioned Note 7 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP

KPMG LLP

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